AMENDMENT NO. 2

TO

SERVICE PLAN (REIMBURSEMENT) (the “Plan”)

CLASS A SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated September 30, 2020, as follows:

WHEREAS, the Trust desires to amend the Agreement change the following Funds’ names:

FUND NAME	NEW FUND NAME
Invesco Oppenheimer Global Fund	Invesco Global Fund
Invesco Oppenheimer Global Focus Fund	Invesco Global Focus Fund
Invesco Oppenheimer Global Opportunities Fund	Invesco Global Opportunities Fund
Invesco Oppenheimer International Equity Fund	Invesco International Equity Fund
Invesco Oppenheimer International Small-Mid Company Fund	Invesco International Small-Mid Company Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

SERVICE PLAN (REIMBURSEMENT)

The following rates shall apply to each Fund listed below:

Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Class A	NONE	0.25%	0.25%

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

Invesco Advantage International Fund

Invesco Global Focus Fund

Invesco Global Fund

Invesco Global Opportunities Fund

Invesco International Small-Mid Company Fund

Invesco Oppenheimer International Growth Fund”